MINIM, Inc.
Special Meeting of Stockholders
February 27, 2024

FINAL REPORT OF THE INSPECTOR OF ELECTION

I, the undersigned, the duly appointed Inspector of Election at the Special Meeting of Stockholders (the "Meeting") of MINM, Inc, (the "Company"), on February 27, 2024, I hereby certify that:

1) Before entering upon the discharge of my duties as Inspector of Election at the Meeting, I took and signed an Oath of Inspector of Election.

2) The Meeting was held at the www.virtualshareholdermeeting.com/MINM2024, pursuant to notice duly given.

3) At the close of business on January 19, 2024, the record date for the determination of stockholders entitled to vote at the Meeting, there were 2,789, 020 shares of the Company's Common Stock, each share being entitled to one vote, constituting all of the outstanding voting securities of the Company.

4) At the Meeting, the holders of 1,584,938 shares of the Company's Common Stock were represented in person or by proxy constituting a quorum.

5) The undersigned canvassed the votes of the stockholders cast by ballot or proxy on the matters presented at the Meeting.

6) At the Meeting, the vote to approve: (i) the issuance of shares of our common stock, par value $0.01 per share ("Common Stock") upon conversion of Series A Preferred Stock or exercise of the Warrants to be issued at Closing of the Purchase Agreement, which conversions or exercise would result in a "change of control" of the Company under the applicable rules of Nasdaq; (ii) an amendment to the Company's Amended and Restated Certificate of Incorporation to effect the increase in authorized shares of Preferred Stock to 10,000,000; (iii) the Certificate of Designation of the rights and privileges of the Series A Preferred Stock of 2,000,000 shares; and (iv) an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of Common Stock, at a ratio of 1-for-3, with the effective time of the reverse stock split to be determined by our Board of Directors, was as follows:

FOR	AGAINST	ABSTAIN
1,567,021	17,264	653

7) At the Meeting, the vote to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to remove from the Company's Certificate of Incorporation and By-Laws any limitations on adopting shareholder resolutions via majority without holding a shareholders meeting, was as follows:

FOR	AGAINST	ABSTAIN
1,524,724	59,900	314

8) At the Meeting, the vote to approve the adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes to approve any of the above Proposals, was as follows:

FOR	AGAINST	ABSTAIN
1,561,045	23,492	401

IN WITNESS WHEREOF, I have made this Final Report and have hereunto set my hand this 27th day of February, 2024.

Inspector of Election

Jed H. Lavitt